                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 40

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                   May 8, 2003
                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

-----------------------------
CUSIP NO. 38141G 10 4                  13D
-----------------------------

-----------------------------------------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
-----------------------------------------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)                                       (a)      [x]
    As to a group consisting of persons other than Covered Persons                              (b)      [x]
---------------------------------------------------------------------------------------------- ------ -----------
3.  SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------
4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
-----------------------------------------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)               [ ]
    (Applies to each person listed on Appendix A.)
-----------------------------------------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
-----------------------------------------------------------------------------------------------------------------
                                               7. SOLE VOTING POWER (See Item 6)
                  NUMBER OF                       As to Covered Shares, 0
                   SHARES                         As to Uncovered Shares, as stated in Appendix A
                BENEFICIALLY
                  OWNED BY
                  REPORTING
                   PERSON
                    WITH
                                               ------------------------------------------------------------------
                                               8. SHARED VOTING POWER (See Item 6) (Applies to each person listed on Appendix A.)

                                                  187,101,114 Covered Shares held by Covered Persons
                                                  17,573 Uncovered Shares held by Covered Persons(3)
                                                  1,883,322 other Uncovered Shares held by Covered Persons(4)
                                               ------------------------------------------------------------------
                                               9. SOLE DISPOSITIVE POWER (See Item 6)
                                                  As to Covered Shares, less than 1%
                                                  As to Uncovered Shares, as stated in Appendix A
                                               ------------------------------------------------------------------
                                               10. SHARED DISPOSITIVE POWER (See Item 6):
                                                   As to Covered Shares, 0
                                                   As to Uncovered Shares, as stated in Appendix A
-----------------------------------------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   189,002,009
-----------------------------------------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                       [  ]
-----------------------------------------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                              38.61%
-----------------------------------------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------------
(1)      For a definition of this term, please see Item 2.
(2)      For a definition of this term, please see Item 3.
(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.
(4) These are Uncovered Shares held by 88 private charitable foundations established by 88 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Hilary E. Ackermann                                           0             0             0               0
Jeffrey D. Adams                                              0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
Elizabeth D. Anderson                                         0             0             0               0
Jason R. Anderson                                             0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Jesus A. Arias                             Spain              0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Charles Baillie                                               0             0             0               0
Bernardo Bailo                             Italy              0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Mona H. Baird                                                 0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Stacy Bash-Polley                                             0             0             0               0
Christopher A. Bates                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David Baum                                                    0             0             0               0
Andrew T. Bednar                                              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Douglas S. Bell                             UK                0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Driss Ben-Brahim                          Morocco             0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Anna Maria J. Bentley                       UK                0             0             0               0
Susan M. Benz                                                 0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Johannes M. Boomaars                  The Netherlands         0             0             0               0
Douglas L. Borden                                             0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
J. Theodore Borter                                            0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
George M. Brady                                              136            0            136              0
Mairtin Brady                             Ireland             0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Timothy J. Bridges                          UK                0             0             0               0
Victoria A. Bridges                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Julia A. Bronson                                              0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
David D. Buckley                            UK                0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Nicholas F. Burgin                                            0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Sally W. Cantwell                           UK                0            600(5)         0              600(5)
Gerald J. Cardinale                                           0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Mark J. Carney                            Canada              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Lik Shuen David Chan                     Hong Kong            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0

--------
(5)      Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         499            0            499              0
Thomas V. Cholnoky                                            0             0             0               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            400            0            400              0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Colin Coleman                          South Africa           0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Kenneth W. Coquillette                                        0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Michael J. Crinieri                                           0             0             0               0
Craig W. Crossman                        Australia            0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Jeffrey R. Currie                                             0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Stephen D. Daniel                         Canada              0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Katherine R. Davisson                                         0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Giorgio De Santis                          Italy              0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Bradley S. DeFoor                                             0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
Alvaro del Castano                         Spain              0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Roger E. Denby-Jones                        UK                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
David G. Dick                               UK                0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
David C. Earling                                              0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Robert K. Ehudin                                              0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Kathy G. Elsesser                                             0             0             0               0
Glenn D. Engel                                                0             0             0               0
Peter C. Enns                             Canada              0             0             0               0
Katherine B. Enquist                                          0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Fred W. Esiri                               UK                0             0             0               0
James P. Esposito                                             0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Douglas L. Feagin                                             0             0             0               0
Regina M. Feeney                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Gail S. Fierstein                                             0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
Pierre-Henri Flamand                      France              0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
Mark C. Fletcher                            UK                0             0             0               0
David B. Ford                                                 0            134(6)         0              134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Timothy T. Furey                                              0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
Maryann L. Gallivan                                           0           2000(7)         0             2000(7)
Gonzalo R. Garcia                          Chile              0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0
Hywel D. George                             UK                0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0

-----
(6)      Shared with family members.

(7)      Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(8)          0              300(8)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Justin G. Gmelich                                             0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0           2,860(9)        0             2,860(9)
Jacob D. Goldfield                                            0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Eldridge F. Gray                                              0             0             0               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael J. Grimaldi                                           0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0

-----

(8)      Shared with family members.

(9)      Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                              919           300(10)       919             300(10)
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Benoit Herault                            France              0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Axel Hoerger                              Germany             0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Simon N. Holden                             UK                0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0

-----

(10)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Sean C. Hoover                                                0             0             0               0
Shin Horie                                 Japan              0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     578            0            578              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                         UK                0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                            523            0            523              0
Andrew J. Jonas                                               0             0             0               0
Adrian M. Jones                           Ireland             0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
Terrence O. Jones                                             0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Shunji Katayama                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Alan S. Kava                                                  0             0             0               0
Larry M. Kellerman                                            0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         446            0            446              0
Colin E. King                             Canada             429            0            429              0
Robert C. King, Jr.                                           0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Andreas Koernlein                         Germany             0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Melissa B. Kogan                                              0             0             0               0
J. Christopher A. Kojima                  Canada              0             0             0               0
Kazuaki Kojima                             Japan              0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Jeffrey A. Kolitch                                            0             0             0               0
Richard E. Kolman                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Takahiro Komatsu                           Japan              0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0            15               0
Srihari Kumar                              India              0             0             0               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Joon Kwun                               South Korea           0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
Simon M. Lamb                               UK                0             0             0               0
David G. Lambert                                              0             0             0               0
Joseph A. LaNasa III                                          0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Rudolf N. Lang                            Germany             0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Brian J. Lee                                                  0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
George C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Tim Leissner                              Brazil              0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Allan S. Levine                                               0             0             0               0
Brian T. Levine                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Lisette M. Lieberman                                         759            0            759              0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Terence Tayseop Lim                     South Korea           0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Mark A. Lynch                               UK                0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Paula B. Madoff                                               0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Puneet Malhi                                UK                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Jean E. Manas                             Greece              0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Simon I. Mansfield                                            0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Naomi Matsuoka                             Japan              0             0             0               0
George N. Mattson                                             0             0             0               0
Thomas J. McAdam                                             78             0             78              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Gordon R. McCulloch                         UK                0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
Matthew B. McLennan                      Australia            0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                       2             0             2               0
James A. McNamara                                             0            215(11)        0              215(11)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                160            0            160              0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Stephen J. Mellas                                             0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Bruce H. Mendelsohn                                          100           400(12)       100             400(12)

-----

(11)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Garry E. Menzel                             UK                0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
Michael J. Millette                                           0             0             0               0
James E. Milligan                                             0             0             0               0
Milton R. Millman                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Philip J. Moffitt                        Australia            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Simon P. Morris                             UK                0             0             0               0
Thomas C. Morrow                                              0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Alvise J. Munari                            UK                0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0

-----

(12)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Marc O. Nachmann                          Germany             0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Avi M. Nash                                                   0             0             0               0
Kevin D. Naughton                                            228            0            228              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0             58              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Claire M. Ngo                                                 0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Erik F. Nielsen                           Denmark             0             0             0               0
Hideya Niimi                               Japan              0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
David J. Nolan                           Australia            0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Roderick S. Orr                             UK                0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
James B. Otness                                               0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Simon Y. Park                                                 0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100           100(13)       100             100(13)
Ketan J. Patel                              UK                0             0             0               0
Sheila H. Patel                                               0             0             0               0
Douglas S. Patterson                                          0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
David T. Pearson                                              0             0             0               0
Arthur J. Peponis                                            288            0            288              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Steven M. Pinkos                                              0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Alberto Pravettoni                         Italy              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                        35             0             35              0
Steven D. Pruett                                              0             0             0               0
Andrew F. Pyne                                                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
William M. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
Jean Raby                                 Canada              0             0             0               0
Matthew Rafferty                                              0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0

-----

(13)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Dioscoro-Roy I. Ramos                   Philippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Sandy C. Rattray                            UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Nicholas T. Reid                            UK                0             0             0               0
David Reilly                                UK                0             0             0               0
Gene Reilly                                                   0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Richard J. Revell                           UK                0             0             0               0
Craig Reynolds                                                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kirk L. Rimer                                                 0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            5             0             5               0
Simon M. Robertson                          UK                0             0             0               0
Juliet A. Robinson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
Marina L. Roesler                       USA/Brazil            0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0            200(14)        0              200(14)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
David J. Rosenblum                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Marc A. Rothenberg                                            0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Thomas A. Roupe                                               0             0             0               0

-----

(14)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Roy J. Salameh                                                0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             212            0            212              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Daniel Schmitz                            Germany             0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Matthew L. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0           1,900(15)       0             1,900(15)
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Peter A. Seibold                                              0             0             0               0
Karen D. Seitz                                                0             0             0               0
Hiran N. Selvaratnam                     Australia            0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0

-----

(15)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
Daniel M. Shefter                                             0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
David A. Shiffman                                             0             0             0               0
Abraham Shua                                                  0             0             0               0
Susan E. Sidd                                                 0             0             0               0
Michael H. Siegel                                             0             0             0               0
Daniel J. Silber                                              0             0             0               0
Leslie C. Sillcox                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Guy C. Slimmon                              UK                0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0           1,000(16)       0             1,000(16)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Claudia Spiess                          Switzerland           0             0             0               0

-----

(16)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Marc A. Spilker                                               0             0             0               0
Howard Q. Spooner                           UK                0             0             0               0
Joseph F. Squeri                                              0             0             0               0
Christoph W. Stanger                      Austria             0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine Steck                                                0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Chase O. Stevenson                                            0             0             0               0
Richard J. Stingi                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Howard B. Surloff                                             0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Kunio Tahara                               Japan              0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Kui F. Tang                             China (PRC)           0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
Roland W. Tegeder                         Germany             0             0             0               0
David H. Tenney                                               0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Stephen M. Thurer                                             0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Peter K. Tomozawa                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Irene Y. Tse                             Hong Kong            0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Keith Tuffley                            Australia            0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Scott B. Ullem                                                0             0             0               0
Kevin M. Ulrich                           Canada              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
Robin A. Vince                              UK                0             0             0               0
David A. Viniar                                               0             0             0               0
Andrea A. Vittorelli                       Italy              0             0             0               0
Barry S. Volpert                                             20             0             20              0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0            10(17)         0              10(17)
Joann B. Walker                                               0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0

-----

(17)       Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Theodore T. Wang                        China (PRC)           0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Mark K. Weeks                               UK                0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
Melanie J. White                            UK                0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
Elisha Wiesel                                                 0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                           1             0             1               0
Edward R. Wilkinson                                          75             0             75              0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Meurig R. Williams                          UK                0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
Alexander D. Wohl                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Jon A. Woodruf                                                0             0             0               0
Neil J. Wright                              UK                0             0             0               0
Denise A. Wyllie                            UK                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Sanaz Zaimi                                 UK                0             0             0               0
Michael J. Zamkow                                             0            40(18)         0              40(18)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Gregory Zenna                                                 0             0             0               0
Yi Kevin Zhang                          China (PRC)           0             0             0               0
Joan H. Zief                                                  0             0             0               0
John W. Ziegler                                               0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 88 private                   N/A               0         1,883,322         0           1,883,322
charitable foundations established
by 88 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(19)

-----

(18)       Shared with family members.

(19) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
TRUSTS
------

2000 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Avi M. Nash Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Danny O. Yee Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Mary Ann Casati Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Scott S. Prince Grantor
    Retained Annuity Trust                                       0             0             0              0
2003 Scott S. Prince Grantor
    Retained Annuity Trust                                       0             0             0              0
2003 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2003 Danny O. Yee Grantor
    Retained Annuity Trust                                       0             0             0              0
The Abby Joseph Cohen 2000
    Family Trust                                                 0             0             0              0
The Abby Joseph Cohen 2001
    Annuity Trust II                                             0             0             0              0
The Abby Joseph Cohen 2002
    Annuity Trust I                                              0             0             0              0
The Abby Joseph Cohen 2002
    Annuity Trust II                                             0             0             0              0
The Abby Joseph Cohen 2003
    Annuity Trust I                                              0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Alexander Litzenberger
    Remainder Trust                                              0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust(20)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium
    Trust(21)                                                    0             0             0              0
The Andrew M. Alper 2001
    Annuity Trust I                                              0             0             0              0
The Andrew M. Alper 2002
    Annuity Trust I                                              0             0             0              0
The Andrew M. Alper 2002
    Annuity Trust II                                             0             0             0              0
The Andrew M. Alper 2003
    Annuity Trust I                                              0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2002
    Annuity Trust I                                              0             0             0              0
The Anthony D. Lauto 2002
    Annuity Trust II                                             0             0             0              0
The Anthony D. Lauto 2003
    Annuity Trust I                                              0             0             0              0
The Arthur J. Reimers, III
    Defective Trust 2000                   Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0

-----

(20)       Created by Andrew A. Chisholm.

(21)       Created by Ann F. Kaplan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Barry L. Zubrow 2002 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                     0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
    Trust I                                                      0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001
    Trust(22)                                                    0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                     0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano Remainder
    Trust(23)                                                    0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust II                           0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
Dangui Trust(24)                                                 0             0             0              0

-----

(22)       Created by E. Gerald Corrigan.

(23)       Created by Robert H. Litzenberger.

(24)       Created by Emmanuel Roman.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                                          0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2002 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2002 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2003 Annuity
    Trust I                                                      0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust II                           0             0             0              0
The David Viniar 2003 Annuity Trust I                            0             0             0              0
The David W. Blood 2002 Annuity
    Trust I                                                      0             0             0              0
The David W. Blood 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Donald F. Textor 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2003 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2002 Annuity
    Trust I                                                      0             0             0              0
The E. Gerald Corrigan 2003 Annuity
    Trust I                                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust I                                                      0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust(25)                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0

------
(25)       Created by David A. Viniar.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Esta Eiger Stecher 2002 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
    Trust I                                                      0             0             0              0
The Evans Trust(26)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2002 Annuity
    Trust II                                                     0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
    Trust I                                                      0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
    Trust I                                                      0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2002 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2002
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2002
    Annuity Trust II                                             0             0             0              0
The George William Wellde III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0

-----

(26)       Created by W. Mark Evans.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust(27)                         Jersey             0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard A. Silverstein 2003
    Annuity Trust I                                              0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2002 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The J. David Rogers 2003 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0

-----

(27)       Created by Erland S. Karlsson.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
The James P. Riley, Jr. 2002 Family
    GST Trust                                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust(28)                                                0             0             0              0
JG 2000 Trust (continuing trust)(28)                             0             0             0              0
JG 2002 GRAT(28)                                                 0             0             0              0
JG 2003 GRAT(28)                                                 0             0             0              0
JG 2003 Family Trust(28)                                         0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2002 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John O. Downing 2003 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0
The John R. Tormondsen 2003 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0

-----

(28)       Created by Jacob D. Goldfield.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The John S. Weinberg 2003 Annuity
    Trust I                                                      0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust II                                                     0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust(29)                                0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust II                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0

------
(29)       Created by David A. Viniar.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Kevin W. Kennedy 2003 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust II                                                     0             0             0              0
The Kimberly Lynn Macaione 2000
    Trust(30)                                                    0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust(31)                           Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Sillcox 2003 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0

-----

(30)       Created by Frank L. Coulson, Jr.

(31)       Created by Sylvain M. Hefes.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity
    Trust I                                                      0             0             0              0
The Mark A. Zurack 2002 Annuity
    Trust I                                                      0             0             0              0
The Mark A. Zurack 2002 Annuity
    Trust II                                                     0             0             0              0
The Mark A. Zurack 2003 Annuity
    Trust I                                                      0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                            0             0             0              0
The Mark Tercek 2003 Annuity Trust I                             0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust(32)                              0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust I                                                      0             0             0              0

-------
(32)       Created by E. Gerald Corrigan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Michael J. Zamkow 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity
    Trust I                                                      0             0             0              0
The Milton R. and Jena M. Berlinski
    2003 Life Insurance Trust                                    0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000 (continuing trust)(33)                               0             0             0              0
Murphy 2002 GRAT(33)                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust I                                              0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust II                                             0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust I                                                      0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter S. Kraus 2003 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                      0             0             0              0

------
(33)       Created by Thomas S. Murphy, Jr.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                    0             0             0              0
The Philip Darivoff 2002 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2002 Annuity
    Trust II                                                     0             0             0              0
The Philip Darivoff 2002 Family Trust                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                     0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
    Trust I                                                      0             0             0              0
Randal M. Fippinger-Millennium
    Trust(34)                                                    0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust(35)                               Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                     0             0             0              0
The Richard E. Witten 2003 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                      0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust(36)                                                    0             0             0              0

-----

(34)       Created by Ann F. Kaplan.

(35)       Created by Emmanuel Roman.

(36)       Created by Ann F. Kaplan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Katz 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Robert K. Steel 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert K. Steel 2003 Annuity
    Trust I                                                      0             0             0              0
Robin Neustein 2002 Annuity Trust                                0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2003 Annuity
    Trust I                                                      0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Steven Starker 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust I                                                      0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Stuart Mark Rothenberg 2003
    Annuity Trust I                                              0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                        0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(37)             New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(37)                                             0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003(37)                      New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                    New Jersey           0             0             0              0
The Unicorn Trust(38)                           UK               0             0             0              0

-----

(37)       Created by Thomas J. Healey.

(38)       Created by Wiet H.M. Pot.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Vyrona Trust(39)                              Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
Zachariah Cobrinik 2001 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                            0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(40)            Delaware            0             0             0              0
Beech Associates, L.P.(41)                   Delaware            0             0             0              0
Crestley, L.P.(42)                           Delaware            0             0             0              0
Greenley Partners, L.P.(43)                  Delaware            0             0             0              0
HEMPA Limited Partnership(44)                Delaware            0             0             0              0
JSS Investment Partners, L.P.(45)            Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership(46)                 Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.(47)         Delaware            0             0             0              0
Stone Gate GS Partners, L.P.(48)             Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0

-----

(39)       Created by Sylvain M. Hefes.

(40)       Created by Charles B. Seelig, Jr.

(41)       Created by David B. Ford.

(42)       Created by Thomas J. Healey.

(43)       Created by Jaime E. Yordan.

(44)       Created by Henry M. Paulson, Jr.

(45)       Created by Jonathan S. Savitz.

(46)       Created by Peter Layton.

(47)       Created by Peter Savitz.

(48)       Created by Connie K. Duckworth.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Windy Hill Investment Company II,
    L.P.(49)                                 Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                  Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS

Anahue Limited(50)                            Jersey             0             0             0              0
Chambolle Limited(51)                         Jersey             0             0             0              0
Guapulo Holdings Ltd(52)                      Jersey             0             0             0              0
HJS2 Limited(53)                          Cayman Islands         0             0             0              0
Majix Limited(54)                             Jersey             0             0             0              0
Melalula Limited(55)                          Jersey             0             0             0              0
RJG Holding Company(56)                   Cayman Islands         0             0             0              0
Robinelli Limited(57)                         Jersey             0             0             0              0
Vyrona Holdings Limited(58)                   Jersey             0             0             0              0
Zurrah Limited(59)                            Jersey             0             0             0              0

-----

(49)       Created by Joseph D. Gutman.

(50)       Created by Andrew A. Chisholm.

(51)       Created by Emmanuel Roman.

(52)       Created by Erland S. Karlsson.

(53)       Created by Hsueh J. Sung.

(54)       Created by Alok Oberoi.

(55)       Created by Peter D. Sutherland.

(56)       Created by Richard J. Gnodde.

(57)       Created by Claudio Costamagna.

(58)       Created by Sylvain M. Hefes.

(59)       Created by Yoel Zaoui.

         This Amendment No. 40 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 40 is being filed primarily because on May 8, 2003, the Partner Transfer Restrictions (as defined in Item 6 below) lapsed as to 54,786,126 Covered Shares (as defined in Item 2 below).

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in

Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs previously occurred from March 21, 2003 through April 17, 2003, with an aggregate of 6,128,786 Covered Shares having been sold. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002 and 54,786,126 Covered Shares on May 8, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 27, 2003, June 27, 2004 and June 27, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale during the second fiscal quarter of an aggregate of 2,722,867 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and an aggregate of 7,912,604 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,331,643 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 1,195,000 Covered Shares with strike prices ranging from $65 to $90 and maturity dates ranging from May 17, 2003 to January 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of June 21, 2003 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $80.00 and an expiration date of June 21, 2003. Neither of these Covered Persons is employed by Goldman Sachs.


         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 30,400 Uncovered Shares with strike prices ranging from $75 to $85 and maturity dates ranging from May 17, 2003 to October 18, 2003.

Material to be Filed as Exhibits

      Exhibit                         Description

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Exhibit                         Description

         N. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

         R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

         U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

         X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

         Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

         Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

      Exhibit                         Description

         BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                  Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

         CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

         DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

         EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by the The Goldman Sachs Group, Inc.).

         FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
     NAME          CITIZENSHIP    BUSINESS ADDRESS     PRESENT EMPLOYMENT    FEDERAL OR STATE   COMMON STOCK OF THE
                                                                             LAWS WITHIN THE       GOLDMAN SACHS
                                                                             LAST FIVE YEARS        GROUP, INC.
---------------- -------------- -------------------- --------------------- ------------------- ---------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
---------------- -------------- -------------------- --------------------- ------------------- ---------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
---------------- -------------- -------------------- --------------------- ------------------- ---------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
---------------- -------------- -------------------- --------------------- ------------------- ---------------------
Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

                                                                         ANNEX B


ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C


ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 7,808,498 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On or about June 26, 2003, 6,095,567 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 8,096,665 shares of Common Stock will vest and become exercisable, with the underlying shares to be delivered upon the exercise of the relevant stock options. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

-------------------------------------- --------------------------- ----------------------------- ---------------------
COVERED PERSON                                 TRADE DATE                NUMBER OF SHARES          PRICE PER SHARE
-------------------------------------- --------------------------- ----------------------------- ---------------------
Mark Schwartz                                April 22, 2003                   56,000                    $76.50
-------------------------------------- --------------------------- ----------------------------- ---------------------
Mary Ann Casati                               May 8, 2003                     88,211                    $75.81
-------------------------------------- --------------------------- ----------------------------- ---------------------
Steven M. Heller                              May 8, 2003                    475,000                    $74.89
-------------------------------------- --------------------------- ----------------------------- ---------------------
Robert H. Litzenberger                        May 8, 2003                     15,000                    $75.99
-------------------------------------- --------------------------- ----------------------------- ---------------------
Steven T. Mnuchin                             May 8, 2003                     50,000                    $75.78
-------------------------------------- --------------------------- ----------------------------- ---------------------
J. David Rogers                               May 8, 2003                     10,000                    $76.00
-------------------------------------- --------------------------- ----------------------------- ---------------------
Jonathan S. Savitz                            May 8, 2003                     40,000                    $74.38
-------------------------------------- --------------------------- ----------------------------- ---------------------
Peter Savitz                                  May 8, 2003                    218,919                    $76.04
-------------------------------------- --------------------------- ----------------------------- ---------------------


The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

------------------------------- ------------------------ ----------------------- -----------------
COVERED PERSON                     TRANSACTION DATE         NUMBER OF SHARES     PRICE PER SHARE

------------------------------- ------------------------ ----------------------- -----------------
W. Reed Chisholm II                 April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Arthur J. Peponis                   April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Colin E. King                       April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Allen Sangines-Krause               April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Kevin D. Naughton                   April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Thomas J. McAdam                    April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Peter T. Johnston                   April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Richard T. Roberts                  April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Edward A. Hazel                     April 25, 2003                 2                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Robert G. Hottensen, Jr.            April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Anthony J. Principato               April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Douglas W. Kimmelman                April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Lisette M. Lieberman                April 25, 2003                 2                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Edward R. Wilkinson                 April 25, 2003                 1                  $75.87
------------------------------- ------------------------ ----------------------- -----------------
Thomas J. McAdam                    April 30, 2003                 2                  $75.90
------------------------------- ------------------------ ----------------------- -----------------
Richard T. Roberts                  April 30, 2003                 1                  $75.90
------------------------------- ------------------------ ----------------------- -----------------
Edward R. Wilkinson                 April 30, 2003                 1                  $75.90
------------------------------- ------------------------ ----------------------- -----------------

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 14, 2003

                                        By:    /s/ James B. McHugh
                                               ---------------------------------
                                        Name:  James B. McHugh
                                        Title: Attorney-in-Fact

                                  EXHIBIT INDEX

      Exhibit                                 Description

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Exhibit                                 Description

         M. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

         R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

         U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

         X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

         Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

      Exhibit                                 Description


         Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

         BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                  Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

         CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

         DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

         EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

         FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).